Exhibit 10.7

AMENDMENT TO THE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of April 3, 2009 (the “Effective Date”) by and between Apria Healthcare Group, Inc., a Delaware corporation (the “Company”), and Lawrence A. Mastrovich (the “Executive”).

WHEREAS, Executive is currently employed as President and Chief Operating Officer of the Company pursuant to an amended and restated employment agreement dated October 24, 2008, between Executive and the Company (the “Employment Agreement”); and

WHEREAS, the consummation on October 28, 2008 (the “Closing Date”) of the transactions contemplated in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 18, 2008, by and among Apria, Sky Acquisition LLC, a Delaware limited liability company, and Sky Merger Sub Corporation, a Delaware corporation, constituted a “Specified Change in Control” as such term is defined in the Employment Agreement;

WHEREAS, in connection with the foregoing, the Company wishes to formally amend the terms of the Employment Agreement to reflect those changes to the Employment Agreement set forth herein, to be effective as of the Effective Date; and

WHEREAS, the Company and Executive agree to enter into such amendment on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree, effective as of immediately prior to the Effective Time (as such term is defined in the Merger Agreement), as follows:

Capitalized terms not defined herein shall have the meaning set forth in the Employment Agreement.

AMENDMENTS

1. Section IX-A of the Employment Agreement shall be amended by adding “Change of Control Which Occurred Prior to April 3, 2009.” after heading “A”.

2. The first sentence of Section IX-A of the Employment Agreement shall be amended by adding “, as a result of a Change of Control that was consummated on or prior to April 3, 2009,” after the words “is or may”.

3. Section IX-A of the Employment Agreement shall be amended by deleting the last sentence of that section and replacing it with the following: “Except to the extent provided in Section IX-C below, this provision is intended to put Executive in the same position as Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Covered Payment that is paid or otherwise provided to or in respect of the Executive in connection with a Change of Control that was consummated on or prior to April 3, 2009.”

4. Section IX of the Employment Agreement shall be amended to add the following new section:

“F.	Change of Control Which Occurs After April 3, 2009.

1. Notwithstanding anything herein to the contrary, in the event that a Change of Control that could reasonably be expected to result in the payment of a Reimbursement Amount pursuant to this Section IX (but for the fact that such event occurs on or after April 3, 2009) (such Change of Control, a “Future Change of Control”), (i) the Company shall have no obligation to pay any Reimbursement Amount and (ii) if applicable at the time of such Future Change of Control, the Company shall use best efforts to obtain shareholder approval for any of the payments or benefits received or to be received by Executive, whether pursuant to this Agreement or otherwise, that are potentially subject to Excise Tax, so that upon such shareholder approval, the payments and/or benefits shall not be subject to Excise Tax; provided that failure to obtain such shareholder approval shall not constitute a breach of this Agreement or result in any additional payments to be made to Executive.

2. If such shareholder approval is not obtained or is not applicable in respect of a Future Change of Control, and in the event it shall be determined in connection with a Future Change of Control that any amount or benefit that may be paid or otherwise provided to or in respect of the Executive by or on behalf of the Company or any affiliate, whether pursuant to this Agreement or otherwise (collectively, the “Future Covered Payments”), is or may become subject to Excise Tax, then Executive shall forfeit and not be entitled to receive any such Future Covered Payments to the extent in excess of the maximum amount which could be provided to Executive without resulting in the imposition of any Excise Tax or the loss of any deduction under Section 280G of the Code (the “Capped Amount”); provided that the foregoing forfeiture and cutback shall not apply if the amount of the Future Covered Payments remaining after the imposition of any Excise Tax exceeds the Capped Amount.

3. All determinations required to be made under this Section IX-F, including whether an Excise Tax would be imposed and the amount of the Capped Amount, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within ten business days after the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive. Te Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the written determination contemplated by Section IX-F hereof. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section IX-F hereof shall be borne solely by the Company.”

GENERAL

1. The Employment Agreement, as amended by this Amendment, shall continue in full force and effect in accordance with the terms thereof.

2. The other provisions and cross-references of the Employment Agreement shall be renumbered accordingly as a consequence of the additions and deletions described herein, to the extent applicable.

3. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

4. This Amendment shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction. Section XVI of the Employment Agreement is hereby incorporated by reference herein.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

APRIA HEALTHCARE GROUP, INC., a Delaware corporation

By:	/s/ Norman C. Payson
Name: Norman C. Payson
Title: Chief Executive Officer

EXECUTIVE

/s/ Lawrence A. Mastrovich
LAWRENCE A. MASTROVICH